Exhibit 99.1

Azitra, Inc. Announces Pricing of

$10.0 Million Public Offering

BRANFORD, Conn., July 23, 2024--(BUSINESS WIRE)--Azitra, Inc. (NYSE American: AZTR) (“Company”), a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced the pricing of a public offering of an aggregate of 6,665,000 shares of its common stock, and Class A warrants to purchase up to 13,330,000 shares of common stock, at a combined public offering price of $1.50 per share and accompanying warrants. The Class A warrant will have an initial exercise price of $1.50 per share, will be exercisable immediately upon issuance, and will expire on the fifth anniversary of the original issuance date. The closing of the offering is expected to occur on or about July 25, 2024, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $10.0 million. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No. 333-280806), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 23, 2024. The offering is being made only by means of a prospectus which forms a part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at www.sec.gov and may also be obtained by contacting Maxim Group LLC at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Azitra, Inc.

Azitra, Inc. is an early-stage clinical biopharmaceutical company focused on developing innovative therapies for precision dermatology using engineered proteins and topical live biotherapeutic products. The Company has built a proprietary platform that includes a microbial library comprised of approximately 1,500 unique bacterial strains that can be screened for unique therapeutic characteristics. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts and helps screen the Company’s library of strains for drug like molecules. The Company’s initial focus is on the development of genetically engineered strains of Staphylococcus epidermidis, or S. epidermidis, which the Company considers to be an optimal therapeutic candidate species for engineering of dermatologic therapies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Azitra’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties are described in our prospectus dated July 19, 2024 filed with the SEC on July 19, 2024. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact:

Norman Staskey

Chief Financial Officer

staskey@azitra.com